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                          CEDAR SHOPPING CENTERS, INC.
                             44 SOUTH BAYLES AVENUE
                         PORT WASHINGTON, NEW YORK 11050

                                                     CONTACT: LEO S. ULLMAN
                                                              PRESIDENT
                                                              (516) 767-6492

FOR IMMEDIATE RELEASE:
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        CEDAR REAFFIRMS 2005 FFO GUIDANCE AND CONFIRMS COMPLETION OF DUE
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    DILIGENCE ON THE PURCHASE OF 25 PRIMARILY DRUG STORE-ANCHORED PROPERTIES
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PORT WASHINGTON, N.Y., April 7, 2005 - Cedar Shopping Centers, Inc. (the
"Company"), a real estate investment trust listed on the New York Stock Exchange (NYSE: "CDR"), which earlier this week closed on issues of 2.99 million additional shares of Common Stock (including the exercise by underwriters of the over-allotment option for 390,000 shares) and 1.2 million additional shares of its 8 7/8% Series A Cumulative Redeemable Preferred Stock, totaling approximately $70 million in net proceeds to the Company, today reaffirmed its prior 2005 FFO guidance at $1.10-$1.20 per share/OP unit.

Leo Ullman, CEO of Cedar stated, "We believe the amounts raised effectively match expected expenditures for acquisitions which we expect to close before July 1. The properties should be nicely accretive. We believe the modest equity raises, consisting of an add-on to our existing preferred stock issue, coupled with a common stock issue of less than 3 million shares, will stand us in good stead for some time to come. We felt that the uncertainties surrounding the stock market movements, interest rate increases, oil prices and inflation make it a matter of prudence to protect our acquisition and development pipelines and the built-in value for our shareholders, by these types of quick and modest moves without undue dilution or dislocation of our shareholders. Indeed, we have been able to maintain our guidance for 2005 at $1.10-$1.20."

The Company previously announced on February 7, 2005, its agreement to acquire 27 primarily drug store-anchored properties in Ohio, Pennsylvania, New York, and Connecticut for approximately $90 million, and to acquire within the next two years an additional six properties presently in various stages of development. The agreement has since been amended to cover 25 rather than 27 properties. The Company's deposit became non-refundable on April 5. Closing of the purchase transaction is expected this month.

The purchase price will now be approximately $88 million, excluding closing costs and other adjustables, for the 25 "stabilized" properties, which include single-tenant properties net-leased to CVS (6), Staples (1), McDonald's and Waffle House (on one parcel), Family Dollar (1) and First Merit Bank (1). Of the remaining properties, eleven (11) are anchored by Discount Drug Mart, a regional 30-year old chain of 63 drug and convenience stores. The 25 "stabilized" properties represent a total of approximately 717,000 sq. ft., and are approximately 95% leased. The six development properties represent approximately 250,000 sq. ft. in the aggregate, at a purchase price of approximately $40 million.

The acquisitions, including closing costs, are expected now to be funded by (i) the assumption of approximately $16 million in long-term fixed-rate property-specific financing; (ii) approximately $37 million in new first mortgage financing at 90 basis points over 10-year Treasuries; (iii) approximately $19 million to be drawn down from the Company's existing revolving floating-rate credit facility; and (iv) approximately $16 million in Operating Partnership units (convertible on a one-to-one basis into common stock of the Company). The agreement provides for restrictions on the sale of certain properties in the portfolio for five years.

The Company also confirmed that the new +/-92,000 sq. ft. Giant Foods supermarket at the Camp Hill Shopping Center is expected to be delivered in September of this year.

Cedar Shopping Centers, Inc. is a self-managed real estate investment trust which to date owns and operates 33 primarily supermarket-anchored shopping centers with approximately 5 million square feet of gross leasable area, located in Pennsylvania, New Jersey, Massachusetts, Maryland, and Connecticut.


Forward-Looking Statements:
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Certain statements contained in this Press Release may constitute forward-looking statements within the meaning of the securities laws. Such forward- looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: General and specific economic and business conditions, which will, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company's real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date hereof. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events, or circumstances on which such information was based.